Exhibit 99.1

Compass Diversified Holdings	Investor Relations and Media Contacts:
James J. Bottiglieri	The IGB Group
Chief Financial Officer	Leon Berman / Michael Cimini
203.221.1703	212.477.8438 / 212.477.8261
jim@compassequity.com	lberman@igbir.com / mcimini@igbir.com
Compass Diversified Holdings Chief Executive Officer to Take Leave of Absence
Westport, Conn., February 17, 2011 — Compass Diversified Holdings (NYSE: CODI) (“CODI” or the “Company”), an owner of leading middle market businesses, announced today that Joe Massoud, its Chief Executive Officer, has requested, and the Board has approved, a leave of absence to focus his attention on an informal regulatory inquiry that Mr. Massoud has received on matters unrelated to CODI. CODI also announced that its manager, Compass Group Management LLC (“CGM”), has nominated, and that its Board has approved, Alan Offenberg to assume the role of CEO on an interim basis, as well as Mr. Massoud’s seat on the Company’s Board of Directors. Commenting on the transition, Mr. Offenberg said, “I am honored to be able to serve CODI’s shareholders in this capacity. Joe will continue to be available to us during his leave and we are all very excited about the many opportunities the Company has to build value for our owners.”
Mr. Offenberg has been a partner with CGM and its predecessor since 1998. Prior to that, Mr. Offenberg was with Trigen Energy, Creditanstalt Bankverein and GE Capital. Mr. Offenberg is a graduate of Tulane University and the Northeastern University Graduate School of Business. Mr. Offenberg is currently a director and chair of American Furniture Manufacturing, Inc. and Liberty Safe and Security Products, Inc.
About Compass Diversified Holdings (“CODI”)
Compass Diversified Holdings ("CODI") owns and manages a diverse family of established North American middle market businesses. Each of its eight subsidiaries is a leader in its niche market.
CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its owners.
This press release may contain certain forward-looking statements, including statements with regard to the future performance of the Company. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the Securities and Exchange Commission for the year ended December 31, 2009 and other filings with the Securities and Exchange Commission. CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
A copy of this press release, and of past press releases, is available on Compass Diversified Holdings’ website located at www.compassdiversifiedholdings.com.